Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2015 FIRST QUARTER RESULTS;

ANNOUNCES NEW EQUITY INVESTMENT AND AMENDED AND RESTATED PRIVATE SHELF AGREEMENT WITH PRUDENTIAL

WESTLAKE VILLAGE, CALIFORNIA, April 30, 2015 — LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its first quarter ended March 31, 2015.

Funds from Operations (“FFO”) increased 4.5% to $23.4 million for the 2015 first quarter, up from $22.4 million for the comparable 2014 period. FFO per diluted common share was $0.65 and $0.63, respectively, for the quarters ended March 31, 2015 and 2014. Net income available to common stockholders increased to $16.6 million, or $0.47 per diluted share, for the 2015 first quarter, up from $16.1 million, or $0.46 per diluted share, for the same period in 2014. The increase in FFO and net income available to common stockholders was primarily due to higher revenues from mortgage loan originations and completed development projects, partially offset by higher interest expense resulting from the sale of senior unsecured notes and utilization of our line of credit as well as additional general and administrative expenditures related to investment activity and vesting of restricted stock.

During the 2015 first quarter, LTC made a preferred equity investment in an unconsolidated joint venture that owns a 29-acre, 436-unit, three-building campus in Peoria, Arizona providing independent, assisted living and memory care services, and a 149-unit property in Yuma, Arizona providing assisted living and memory care services. At closing, the Company funded an initial capital contribution of $20.1 million, and has committed to contributing an additional $5.5 million, for a total potential preferred equity investment of $25.6 million. LTC is entitled to receive a 15% preferred return, a portion of which is required to be paid in cash as a preferred, priority distribution with the balance being deferred if the cash flow of the joint venture is insufficient to pay the accrued preferred return in its entirety. In addition, LTC has been granted a fair-market value purchase option to acquire the properties owned by the joint venture beginning in 2018.

Subsequent to the end of the quarter, LTC reached an agreement with Prudential to amend and increase its existing private shelf facility to $200.0 million, affording immediate access up to $102.0 million.  The senior unsecured notes issued under the facility will bear fixed interest at a spread over applicable U.S. Treasury rates with maturities of up to 15 years from the date of issuance.

“The first quarter reflected continued progress as we executed on our strategic initiatives,” said Wendy Simpson, LTC’s Chairman and Chief Executive Officer. “We are successfully developing new communities, expanding relationships with existing partners and diversifying our asset base by property type and geography. Our new shelf agreement will provide LTC with even greater financial flexibility to achieve our long-term goals.”

Conference Call Information

LTC will conduct a conference call on Friday, May 1, 2015, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on the Company’s performance and operating results for the quarter ended March 31, 2015. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, log on to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from May 1 through May 16, 2015 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10064303. Additionally, an audio archive will be available on the Company’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. The Company’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties through lease transactions, mortgage loans and other investments. At March 31, 2015, LTC had 199 investments located in 29 states comprising 98 skilled nursing properties, 93 assisted living properties, 7 range of care properties, 1 school, 3 parcels of land under development and 5 parcels of land held-for-use. Assisted living properties, independent living properties, memory care properties and combinations thereof are included in the assisted living property type. Range of care properties consist of properties providing skilled nursing and any combination of assisted living, independent living and/or memory care services. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues:
Rental income	$26,678	$25,252
Interest income from mortgage loans	4,607	4,093
Interest and other income	195	93
Total revenues	31,480	29,438

Expenses:
Interest expense	3,766	3,187
Depreciation and amortization	6,779	6,298
General and administrative expenses	3,499	2,949
Total expenses	14,044	12,434

Operating income	17,436	17,004

Income from unconsolidated joint ventures	116	—

Net income	17,552	17,004

Income allocated to participating securities	(123)	(103)
Income allocated to preferred stockholders	(818)	(818)
Net income available to common stockholders	$16,611	$16,083

Earnings per common share:
Basic	$0.47	$0.47
Diluted	$0.47	$0.46

Weighted average shares used to calculate earnings per common share:
Basic	35,277	34,586
Diluted	37,292	36,611

Dividends declared and paid per common share	$0.51	$0.51

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with U.S. GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with U.S. GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement and effects of effective interest income. U.S. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by U.S. GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of straight-line rental revenue, amortization of lease inducement and non-cash portion of effective interest income, investors, analysts and our management can compare AFFO between periods.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO, AFFO and FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with U.S. GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles each of net income, FFO available to common stockholders, as well as AFFO and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended March 31,
	2015	2014
Net income available to common stockholders	$16,611	$16,083
Add: Depreciation and amortization	6,779	6,298
FFO available to common stockholders	23,390	22,381

Less: Non-cash rental income, net	(1,923)	(474)
(Less) add: Non-cash effective interest income	(551)	20
Less: Non-cash deferred investment from unconsolidated joint venture	(77)	—
Adjusted FFO (AFFO)	20,839	21,927

Add: Non-cash compensation charges	982	666
Add: Non-cash interest related to earn-out liabilities	54	—
Less: Capitalized interest	(147)	(307)
Funds available for distribution (FAD)	$21,728	$22,286

Basic FFO available to common stockholders per share	$0.66	$0.65
Diluted FFO available to common stockholders per share	$0.65	$0.63

Diluted FFO available to common stockholders	$24,331	$23,302
Weighted average shares used to calculate diluted FFO per share available to common stockholders	37,529	36,806

Basic AFFO per share	$0.59	$0.63
Diluted AFFO per share	$0.58	$0.62

Diluted AFFO	$21,780	$22,848
Weighted average shares used to calculate diluted AFFO per share	37,529	36,806

Basic FAD per share	$0.62	$0.64
Diluted FAD per share	$0.60	$0.63

Diluted FAD	$22,669	$23,207
Weighted average shares used to calculate diluted FAD per share	37,529	36,806

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	March 31, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Investments:
Land	$83,858	$80,024
Buildings and improvements	899,727	869,814
Accumulated depreciation and amortization	(230,071)	(223,315)
Real estate properties, net	753,514	726,523
Mortgage loans receivable, net of loan loss reserves: 2015 — $1,653; 2014 — $1,673	163,647	165,656
Real estate investments, net	917,161	892,179
Investment in unconsolidated joint ventures	20,220	—
Investments, net	937,381	892,179

Other assets:
Cash and cash equivalents	3,417	25,237
Debt issue costs, net	3,561	3,782
Interest receivable	1,167	597
Straight-line rent receivable, net of allowance for doubtful accounts: 2015 — $754; 2014 — $731	34,903	32,651
Prepaid expenses and other assets	12,657	9,931
Notes receivable	2,334	1,442
Total assets	$995,420	$965,819

LIABILITIES
Bank borrowings	$36,500	$—
Senior unsecured notes	277,467	281,633
Accrued interest	2,472	3,556
Earn-out liabilities	3,313	3,258
Accrued expenses and other liabilities	16,284	17,251
Total liabilities	336,036	305,698

EQUITY
Stockholders’ equity:
Preferred stock $0.01 par value; 15,000 shares authorized; shares issued and outstanding: 2015 — 2,000; 2014 — 2,000	38,500	38,500
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2015 — 35,541; 2014 — 35,480	355	355
Capital in excess of par value	718,050	717,396
Cumulative net income	872,799	855,247
Accumulated other comprehensive income	73	82
Cumulative distributions	(970,393)	(951,459)
Total equity	659,384	660,121

Total liabilities and equity	$995,420	$965,819